Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-220302

The rights offering will be made pursuant to the Company’s effective registration statement on Form S-1 (Reg. No. 333-220302) on file with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement was declared effective by the SEC on February 12, 2018. The offering can be made only by a final prospectus. Investors should consider investment objectives, risks, charges, and expenses carefully before investing. The prospectus included in the registration statement contains this and additional information about the Company and the rights offering, and rights holders should carefully read the prospectus before exercising their rights and investing. The prospectus may be found by clicking on the following link:
https://www.sec.gov/Archives/edgar/data/1381435/000149315218001658/forms-1a.htm

Requests for copies of the prospectus may be directed to Mackenzie Partners at (800) 322-2885 or rightsoffer@mackenziepartners.com.



Giggles'N'Hugs

Children's Restaurant & Playspace

Award-winning, family-friendly restaurant where you can relax and enjoy outstanding food while your kids play to their hearts' content.


Voted Best Party Spot in Los An
Voted Best Family Restaurant in Los Angeles
Voted Best Indoor Play Space in Los An

Forward-Looking Statement Disclaimer

This presentation contains forward-looking statements. These statements relate to future events or expectations regarding our future financial performance. These statements are only predictions and involve risks and uncertainties, including, but not limited to the ability to open the new location, fulfill the terms and obligations of the lease, and any other difficulties related to risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

“

Treat your children like the stars they are with red-carpet-worthy fun.

Giggles ‘N’ Hugs, Tinseltown’s favorite tot hotspot, is where playtime, healthy food, and happy families converge.

L. Souris Hong-Porretta, Editor


GILT CITY
LOS ANGELES






LINCOLN'S
GARDEN

JJ

Giggles'N'Hugs
Family Restaurant & Playspace

Award-Winning

- ✓ Voted "#1 Family Restaurant" by Yelp!
- ✓ Voted the "*#1 Birthday Party Place*" and "*Best Pizza in Los Angeles*" by Nickelodeon
- ✓ Rated among "*Best Family & Kid-Friendly Restaurants*" by CitySearch and GoCityKids
- ✓ Voted "*Best Indoor Play-space*" by Red Tricycle

Giggles'N'Hugs
Family Restaurant & Playspace

Who We Are

Award-winning solution to family dining and entertainment. Parents get to eat and relax, while kids frolic in supervised play area.

- ✓ Unique, family destination with giant kid-friendly play area in a true restaurant environment
- ✓ Delicious, nutritious, organic menu catered to young children (1-10) and accommodative to parents
- ✓ Activities every half hour including arts and crafts, games, karaoke, character appearances, dance parties and more, as well as puppet shows & themed nights
- ✓ Trained aides assist with children's enjoyment while parents relax
- ✓ Child drop-off service (while parents shop)
  - *First and only restaurant to offer this service in LA*

Where playtime, healthy food, and happy families converge.



Extensive Local & National Media Coverage

Bloomberg Businessweek

Los Angeles Times

PEREZ HILTON

Entrepreneur

San Fernando Valley Business Journal

People

The New York Times

examiner.com

New York

Us Weekly

OK!

Forbes

RADAR ONLINE

AC ASSOCIATEDCONTENT

westsidetoday.com

NEW YORK POST

THE WALL STREET JOURNAL.



Where We Are Today

Glendale Galleria[1]
Glendale, CA

- ✓ 10-year lease signed February 2013
- ✓ Opened November 2013
- ✓ Sales up 12.3% in 1H17
- ✓ Generating positive cashflow of 30%
- ✓ 6,000 sq. ft.
- ✓ 47% of households with children
- ✓ 23% of household income >$100k

Westfield Topanga Shopping Center
Canoga Park, CA

- ✓ 10-year lease signed February 2012
- ✓ Opened March 2013
- ✓ Sales up 7.2% in 1H17
- ✓ Operating at breakeven
- ✓ 5,900 sq. ft.
- ✓ 38% of households with children
- ✓ 30% of household income >$100k

[1] Owned/operated by General Growth

Proven Ability to Drive Foot Traffic

- GIGL drives family traffic to mall properties:
  - *Turns malls into major family destinations*
  - *Increased high-value family foot traffic*
  - *Creates Vitality and Vibrancy within the mall*
- Mall owners/operators offer significant concessions & allowances:
  - *Discount on rent*
  - *$500K-$700K up-front cash (covers 50% of build-out)*
- Strong interest from major mall operators
  - *Westfield Group (55 properties)*
  - *Macerich Group (62 properties)*
  - *General Growth Properties (135 properties)*
  - *Simon Properties (300+ properties)*
- Todd Star, former Westfield senior executive, spearheads negotiations with mall operators
  - *Negotiates deals on per-location basis*
  - *Pursuing primary and secondary space opportunities*
- Strengthening balance sheet enables pursuit of multiple opportunities



Strategic Expansion Plans & Global Franchise Opportunity

✓ Targeted expansion of corporate-owned locations in key markets across the US
- *Party rentals key revenue driver*
- *Focus on markets with less favorable weather than Southern California expected to lead to higher revenue per square foot*

✓ Number of new locations based on capital raised
- *$2M raise; approx. 3 new locations*
- *$5M raise; approx. 6 new locations*

✓ Potential demand for domestic and international franchise opportunities from large multi-unit operators and small individual franchisees
- *Upfront multi-unit licensing fees ($100Ks to $millions)*
- *Ongoing royalties (3%-8% of gross sales)*

Attractive Single-Store Economics



Site Selection Strategy

- ✓ Targeting:
  - *High-traffic, upscale retail centers & shopping malls*
  - *Lifestyle/entertainment centers*
  - *Areas with children under 10*
  - *Markets with less favorable weather*
- ✓ Empirical site selection model
- ✓ Rigorous ROI review
- ✓ 4,500-5,000 sq. ft.
  - *Smaller footprint provides better unit economics*

Typical Costs to Launch New Store

Build-Out	+$960,000
Pre-Opening Expenses	+$240,000
Initial Investment (gross)	*$1,200,000*
Tenant Improvement Funds	-$600,000
Total Company Cost	$600,000

Average Payback in 2.5 Years

(in thousands)

	YEAR 1	*YEAR 2*	*YEAR 3*	*YEAR 4*
Revenue	$1,400	$1,470	$1,544	$1,621
SSS Growth	n/a	5%	5%	5%
Costs	($1,070)	($1,126)	($1,185)	($1,247)
Store Net Profit	$330	$344	$359	$374
Corporate Op. Costs	($50)	($50)	($50)	($50)
EBITDA	$280	$294	$309	$324
EBITDA %	*20%*	*20%*	*20%*	*20%*

Menu updates expected to drive cost and EBITDA improvements

- ➢ Currently generating approx. $3 million revenue annually
- ➢ Breakeven attainable with two (2) additional locations

dOMAIN INTEGRATED

Partnered with dOMAIN for Brand Strategy & New Markets

dOMAIN is a leading marketing, public relations, branding, and communications firm that provides innovative and game-changing strategies and campaigns for a roster of A-list celebrities and leading corporate brands.

- ✓ dOMAIN crafts rich, tightly structured, multi-platform programs that amplifies awareness in the marketplace for brands and their products.
- ✓ dOMAIN measures impact to influence how content and individuals drive the dialogue that ultimately contributes to awareness, engagement and sponsorship.
- ✓ With expertise spanning more than two decades, dOMAIN builds brand value with best-in-class concepts, consistently shatters expectations, and strengthens bottom-line results.

HOUSE OF BLUES

PLANET HOLLYWOOD

CHRYSLER

LOS ANGELES LAKERS

CBS

Celebrity Brand Ambassadors & Super Fans



Jillian Michaels

World's leading fitness expert and a renowned life coach with an international community of followers 100 million + strong.

Trusted public figure on health and wellness recommendations with engaged active fan base.



Tia Mowry-Hardict

Two decades of success in entertainment, just wrapped third season of successful Cooking Channel series and released first cookbook, an Amazon #1 seller.

Large fan-base (100 million +) across social platforms and TV.

Experienced Senior Leadership

Joey Parsi
Founder & Chief Executive Officer

- ✓ 20+ year career on Wall Street
  - *Sutro & Co., Lehman Brothers, & TD Waterhouse (managed $350M+ in assets)*
- ✓ Founded Giggles N' Hugs in 2007

Philip Gay, CPA
Chief Business Development Officer

- ✓ Former president & CEO - Grill Concepts, Inc.
- ✓ Former CFO - California Pizza Kitchen & Wolfgang Puck Food
- ✓ Former CEO & COO - Diversified Food Group
- ✓ Former CEO - Color Me Mine
- ✓ Managing Director of Triple Enterprises
- ✓ 30 years of restaurant industry experience

Sean Richards
Chief Operating Officer

- ✓ 20+ Years of operations management experience
  - *Regional Director at Hootwinc, LLC (7 Hooters restaurants, 1 casino & 2 bars)*
  - *General Manager, Viper Room, Pink Taco, House of Blues, Planet Hollywood & Hard Rock Café*
- ✓ Joined Giggles N' Hugs in 2010

Greg Schroeppel
Master Chef

- ✓ 25+ Years in restaurant industry
  - *Wolfgang Puck, Granita, Eureka, Chinois on Main, Rustica, Eclipse*
- ✓ R&D chef with Prospective Consulting; developed dishes for:
  - *A&W, Applebee's, KFC, Arby's, Arco AM/PM, Frito Lay, Vons, La Salsa, Shoprite, HEB, and others*
- ✓ Executive Chef at Paragon, a boutique catering company
  - *Serviced high-profile events such as Sony E3, Independent Spirit Awards, post and pre Emmy parties, Oscars, Super Bowl, and more*

Track Record of Growth


REVENUE
(in millions)
$4
$3
$2
$1
$0
$1.3
$2.3
$3.3
$3.5
$3.1*
20% CAGR
2012
2013
2014
2015
2016

* Reflects sale of Century City location in June 2016


SAME-STORE SALES GROWTH
TOPANGA
575,000
550,000
525,000
500,000
7.2%
1H16
1H17
GLENDALE
700,000
650,000
600,000
550,000
12.3%
1H16
1H17

- Generated $1.2 million revenue in 1H17
- Breakeven attainable with two (2) additional locations

Giggles'N'Hugs
Family Restaurant & Playspace

OTCQB: GIGL

Recent Price	$0.03
Market Cap	$3.5M
Shares Outstanding	145M
Ave. Volume (3 mth)	1M

Investment Highlights

- ✓ **First-of-its-kind family restaurant and play space**
  - *Addresses unmet consumer need*
  - *Proven ability to drive foot-traffic for mall operators*
  - *Plans to expand via corporate-owned locations and franchises*
- ✓ **Experienced management team**
  - California Pizza Kitchen, Koo Koo Roo, Wolfgang Puck Foods, Color Me Mine, House of Blues, etc.
- ✓ **Significant interest/support from major mall operators**
  - *Rent concessions with tenant allowances ($500k-$700K) that offset 50% or more of per location start-up costs*
  - *Rights Offering will strengthen balance sheet, meeting key mall operator criteria*
- ✓ **Ability to deliver same-store to deliver financial performance**
  - *Same-Store Sales up 6%-10% in first half of 2017*
  - *20% CAGR (2012-2016)*
- ✓ **Potential future revenue drivers**
  - *Food, beverage, merchandise, etc.*


Giggles'N'Hugs

Giggles 'N' Hugs

Children's Restaurant & Playspace

10250 Santa Monica Blvd. #155
Los Angeles, CA 90067
Tel (310) 553-4847
info@gigglesnhugs.com

Joey Parsi, CEO
Giggles N' Hugs
Tel (310) 780-0770
joey@gigglesnhugs.com

Michelle Steinberg
dOMAIN Integrated
Tel (323) 549-0012
michelle@domainintegrated


Giggles 'N' Hugs
AN ELECTRIFYINGLY GOOD TIME

Appendix: What Our Customers Say

Giggles 'N' Hugs
Children's Restaurant & Playspace

"**The entire experience was amazing**, from the booking and planning with Marielle to the day-of food service and entertainment." – 7/28/17





"The food was great, service was fast despite being extremely busy...and everyone at Giggles N' Hugs was very friendly! **We will definitely be coming back!** " – 9/11/17





"As a parent are you tired of always feeling forgotten, forced to eat "kids" not so flavorful pizzas or dinosaur shaped chicken nuggets? Well, **Giggles N Hugs is an awesome answer to some of your problems**." – 10/10/16



Celebrity Clientele

Giggles 'N' Hugs
Children's Restaurant & Playspace


Jessica Alba and Cash Warren take their daughter, Honor to birthday party at Giggles N' Hugs, November 10


Sarah Michelle Gellar and daughter Charlotte love Giggles N' Hugs


Gwen Stefani and Gavin Rossdale take their boys, Kingston and Zuma to Giggles N' Hugs in LA on Sunday, March 6.


Ben Affleck taking Violet to Giggles N' Hugs


Jennifer Hudson and son David played at Giggles N' Hugs in LA before going on to have an early dinner together.


Victoria Beckham and Harper at Giggles N' Hugs


CRAZY
STUPID
LOVE
JULY 29
Halle Berry and Nahla at Giggles N' Hugs in LA


Adam and Sadie Sandler at Giggles N' Hugs





Additional Revenue Drivers via Licensing & Merchandising

- ✓ Plan to sell branded merchandise in-store as well as at top-tier retail outlets (Nordstrom, Bloomingdales, Whole Foods, etc.)
- ✓ Potential merchandising opportunities:
  - *Organic food products (i.e. Frozen Pizzas with Mom's Tricky Treat Sauce, Mac N Cheese with Mom's Tricky Treat Sauce, etc.)*
  - *High-quality children's apparel and accessories*
  - *Kids furniture*
  - *Drinkware/snack cups (BPA Free)*
  - *Coloring books & stickers*
  - *Children's vitamin water*
- ✓ Agreement with Domain Integrated to develop merchandising strategy; expertise includes:
  - *Extending brands into licensed products*
  - *Bringing in celebrity endorsers*
  - *Creating new revenue streams*
  - *PR and Reaching new customers*












GIGGLES'N'HUGS

Organic & Nutritious Menus for Adults



BEGINNERS
SALADS
PASTA
ENTREES



Giggles'N'Hugs
Family Restaurant & Playspace
MENU
ORGANIC!
GLUTEN FREE!
VEGETARIAN!
It is our passion and mission to serve you and your family healthy, delicious food!



PANINIS & SANDWICHES
SPECIALTY PIZZAS
CUSTOM PIZZAS
SPECIALTY BURGERS
CUSTOM BURGERS

Organic & Nutritious Menus for Kids


BREAKFAST
KIDS UNDER 12 MENU
ADULT MENU
OMELETS
SIDES


KID'S MENU
Mom's Tricky Treat Sauce
ENTREES
PASTA
PIZZAS
Build your own Pizza
LITTLE BITES


BEVERAGES
SODA, JUICE & WATER
COFFEES & TEAS
FRESH FRUIT SMOOTHIES
ESPRESSO DRINKS
NON COFFEE
ICE BLENDED DRINKS
BEER & WINE
HOUSE SELECTION
RED WINE
SPARKLING WINE
WHITE WINE
BEER
Century City
Topanga
Glendale












